Exhibit 99.1

BIO-PATH HOLDINGS REPORTS FULL YEAR 2020 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON—March 10, 2021 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the year ended December 31, 2020 and provided an update on recent corporate developments.

“Throughout 2020, we made significant progress advancing our DNAbilize® platform technology in a variety of important indications, bringing us one step closer to bringing this potentially lifesaving therapy to patients with limited treatment options,” stated Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings. “We are particularly proud to have made these advances amidst the backdrop of the global pandemic, knowing that cancer continues to be a leading killer with an ongoing great need for new therapies.”

“We recently strengthened our intellectual property portfolio and our balance sheet, giving us the patent protection and financial underpinning to support these clinical programs through to a number of value-creating inflection points,” continued Mr. Nielsen.

Recent Corporate Highlights

•	Raised $13.0 Million in Public Offering. In February, Bio-Path announced the closing of a public offering for the offering of 1,710,600 shares of common stock at a price to the public of $7.60 per share, for aggregate gross proceeds to the Company of approximately $13.0 million, before deducting the fees and estimated offering expenses payable by the Company.

•	Received Third U.S. Patent Grant Related to Manufacture of Platform Technology. In February, Bio-Path announced that the United States Patent and Trademark Office granted U.S. Patent No. 10,898,506 titled, "P-ethoxy nucleic acids for liposomal formulation." The new patent builds on earlier patents granted that protect the platform technology for DNAbilize®, the Company’s novel RNAi nanoparticle drug.

•	Announced First Patient Dosed in Phase 1 Clinical Trial of BP1002. In November, Bio-Path announced the enrollment and dosing of the first patient in a Phase 1 clinical trial evaluating the ability of BP1002 to treat refractory/relapsed lymphoma and chronic lymphocytic leukemia (CLL) patients.

Financial Results for the Year Ended December 31, 2020

•	The Company reported a net loss of $10.9 million, or $2.83 per share, for the year ended December 31, 2020, compared to a net loss of $8.6 million, or $3.24 per share, for the year ended December 31, 2019.

•	Research and development expenses for the year ended December 31, 2020 increased to $6.6 million, compared to $4.6 million for the year ended December 31, 2019, primarily due to increased enrollment for our Phase 2 clinical trial of prexigebersen in AML, startup costs related to our Phase 1 clinical trials for BP1002 in lymphoma and prexigebersen-A in solid tumors, increased preclinical expenses for BP1003 and increased drug material manufacturing activities.

•	General and administrative expense for the year ended December 31, 2020 increased to $4.3 million, compared to $4.1 million for the year ended December 31, 2019, primarily due to increased franchise tax expense.

•	As of December 31, 2020, the Company had cash of $13.8 million, compared to $20.4 million at December 31, 2019. Net cash used in operating activities for the year ended December 31, 2020 was $11.0 million compared to $8.4 million for the comparable period in 2019. Net cash provided by financing activities for the year ended December 31, 2020 was $4.3 million.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call and webcast today at 8:30 a.m. ET to review these full-year 2020 financial results and to provide a general update on the Company. To access the conference call please dial (844) 815-4963 (domestic) or (210) 229-8838 (international) and refer to the conference ID 6296959. A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous infusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers, and prexigebersen-A, a drug product modification of prexigebersen, is under consideration by the FDA to commence Phase 1 studies in solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, where it is being evaluated in a Phase 1 study in advanced lymphoma and CLL patients.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the impact, risks and uncertainties related to COVID-19 and actions taken by governmental authorities or others in connection therewith, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369